Exhibit 35.1

ANNUAL COMPLIANCE CERTIFICATE

SYNCHRONY FINANCIAL (the “Servicer”) hereby certifies as of December 31, 2014 as follows:

1.	The undersigned has reviewed, for the period beginning January 1, 2014 and ending December 31, 2014 (the “Reporting Period”): (a) the activities of the Servicer as they related to the Sub-Servicing Agreement, dated as of July 30, 2014, between General Electric Capital Corporation and the Servicer (the “Sub-Servicing Agreement”) and (b) the Servicer’s performance under the Sub-Servicing Agreement. Such review of the activities of the Servicer and the performance by the Servicer of its obligations under the Sub-Servicing Agreement has been made by persons under the direct supervision of the undersigned.

2.	To the best knowledge of the undersigned, based on my review of the Servicer’s performance under the Sub-Servicing Agreement, the Servicer has fulfilled all of its obligations under the Sub-Servicing Agreement in all material respects throughout the Reporting Period.

This report is delivered pursuant to Item 1123 of Regulation AB.

SYNCHRONY FINANCIAL

By:	/s/ Eric Duenwald
Name:	Eric Duenwald
Title:	Treasurer

SYNCHRONY FINANCIAL

Annual Compliance Certificate